Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Jeffrey Weir – Sloane & Company
	408-519-9677	212-446-1878
	ir@tivo.com	jweir@sloanepr.com

TiVo Announces Second Quarter Results

Posts 30% Increase in Service and Technology Revenues and Better than Expected

Bottom Line Results

•	Service and Technology Revenues grew to $52.9 million

•	Better than expected net loss of $6.4 million

•	Advertising revenue doubled year-over-year in Q2

•	Signed another major comprehensive advertising and research agreement with the second of the top three largest advertising holding companies

•	Recently signed deployment agreement with Cox Communications, the fourth-largest cable company

ALVISO, Calif. – August 30, 2006 – TiVo Inc. (NASDAQ: TIVO), the creator of and leader in television services for digital video recorders (DVRs), today reported financial results for its quarter ended July 31, 2006.

Tom Rogers, CEO of TiVo said, “The second quarter was a period of significant activity for TiVo. During the quarter, we announced and released a number of key product features that are clearly differentiating TiVo from its generic competition. We continue to refine our pricing and positioning strategies to maximize our sales opportunities for the critical fall and holiday selling period. We successfully increased our retail distribution by approximately doubling the number of retail outlets through which TiVo is available, with the commencement of the RadioShack relationship. Development work on the Comcast front is moving forward and we are working on other mass distribution strategies, such as the BellSouth relationship, that we announced during the quarter. And, we devoted substantial energy to building advertising relationships and capabilities and to laying the groundwork for this critical and growing part of the business. This is underscored by advertising revenues doubling year-over-year.

“Despite a traditionally slower summer consumer electronics selling period, coupled with no exceptional advertising spend, we were able to continue to build momentum relative to last year’s results and meet and exceed our second quarter guidance for revenues and net income.”

For the quarter, service and technology revenues increased 30% to $52.9 million, compared to $40.7 million for the same period last year.

TiVo reported better than expected bottom line results with a net loss of ($6.4) million and net loss per share of ($0.07) for the quarter, compared to a net loss of $(0.9) million, or $(0.01) per share, for the second quarter last year. The higher year-over-year net loss was due primarily to the costs associated with our intellectual property patent litigation, more upfront hardware costs from the change to zero upfront pricing, and the expensing of stock options.

TiVo-Owned subscription gross additions were 74,000 for the quarter, a 4% decrease compared to 77,000 in the second quarter of last year. This is the third sequential quarter showing a trend in which the percentage of new subscriptions compared to a year ago have improved. It should be noted again that there were no meaningful advertising expenditures during the quarter.

TiVo reported 30,000 new net TiVo-Owned subscriptions. This figure was impacted by a slightly improved year-over-year churn rate set against a higher average subscription base, resulting in an additional 7,000 churn compared to last year. As expected, TiVo reported a net decline in the number of DIRECTV TiVo subscriptions during the period, against several thousand per month of new TiVo subscriptions that were still being added by DIRECTV during the quarter. Total subscriptions as of July 31, 2006, were up slightly from last quarter to more than 4.4 million, and up 24% over the year-ago subscription totals.

Rogers continued, “We continue to see progress with the new pricing and packaging offerings online, as online sales increased sequentially as a percentage of total sales from 29% to 33%, improving margins and giving us an ability to capitalize on this very efficient form of distribution. Recent pricing changes to the three-year bundle offer online have substantially increased the number of subscribers electing the three-year bundle option, delivering significantly higher upfront cash and locking in these subscribers for at least three years. For the quarter, the TiVo Series2 Dual-Tuner box represented approximately 54% of all sales to subscribers, underscoring the popularity of this new product. We also continue to see just under 50% of our TiVo-owned subscriptions come from analog markets, where we remain the only DVR solution for this important segment of the television viewing public.

“A further indication of progress, the net number of total new boxes sold direct and at retail, which is defined as total sales of standalone boxes less returns, was the strongest year-over-year comparison in five quarters. For the first time in five quarters, this metric increased from the previous year. This is a very strong indicator of the vitality and robustness of the TiVo brand at retail.

“On the distribution front, our recent announcement with Cox Communications, which will offer Cox subscribers TiVo service without replacing their existing DVR boxes, expands our penetration in the cable industry. This is another validation of our product as Cox is dedicated to delivering its subscribers the best television experience possible. By combining Cox’s marketing prowess and top-quality customer service with TiVo’s superior technology and product offerings, we will be unleashing a highly scalable way of delivering the best television viewing experience to customers. Further, we are happy with the way the Comcast relationship is progressing as is Comcast. Comcast believes we are on track to have the product available in trials before the end of 2006.

“Also during the quarter, we entered into our first deal with a DSL provider, BellSouth, which offers the TiVo standalone unit and service to its customers, offering the benefits of TiVo to its high-speed Internet consumers. This type of marketing arrangement is one we will look at more heavily, particularly in sections of the country where there may not be a deal with regional cable operators.

“We launched our program with RadioShack in the second quarter and continuing into August, where TiVo DVRs are now available in 3,000 RadioShack stores nationwide. With our increased retail footprint, our continued momentum from our online pricing and packaging, and the availability of many new TiVo features, we believe we are nearing the point that more aggressive advertising expenditures could serve as an important stimulus to additional retail sales. We are refining our messaging essentially with respect to connecting key market segments to new TiVo features. We look forward to the holiday period as a point to unveil some of these marketing strategies.

“We remain highly focused on our key points of differentiation between TiVo and generic DVRs. Those points of differentiation are becoming hugely significant and form the basis of being able to market TiVo’s many benefits as a world apart from simply having a hard drive in a cable or satellite box. We successfully launched and rolled out several feature initiatives during the quarter. KidZone, our innovative new service enhancement designed to help parents provide appropriate programming for children, is now available to TiVo customers. In addition, we announced and launched TiVoCast, which allows our users to receive broadband video directly to the TV. We also rolled out the previously announced TiVo Guru Guide recommendations, where experts recommend programming to users. These enhancements, coupled with our TiVoToGo features and our seamless integration with other digital devices (including our offerings through Yahoo! and Intel) are clear examples of the very important set of features for the millions of owners of mobile devices and laptops that generic DVRs just don’t offer.

“The second quarter was punctuated by the successful deployment of several advertising solutions. We rolled out new inventory, substantially increasing year-over-year advertising sales and created a new division, TiVo Audience Research and Measurement, which offers research products to advertisers and marketers, such as second-by-second analysis of commercial viewing. We are pleased to point to strong growth in this area and at the end of the quarter, we recognized double the revenue of what we had recognized through the same period a year ago and are on track for a significant increase in revenue later this year. We recently held in New York the inaugural meeting of the TiVo Advisory Advertising Council, which had extraordinary participation by a select group of very senior level advertising executives across the entire adverting industry who agreed to serve in order to help shape with TiVo the future of television advertising. It is clear that the advertising industry is enthusiastic about working with TiVo to find the future in the evolving DVR advertising space. We were clearly able to demonstrate that TiVo is the only DVR based advertising solution relevant today.

“Finally, we are confident in our case in the lawsuit against EchoStar. The positive news over the past several weeks, most notably the permanent injunction granted against EchoStar by District Court Judge Folsom, is evidence of further progress in the course of protecting our intellectual property.”

Management Provides Financial Guidance

For the third quarter of fiscal 2007, TiVo anticipates service and technology revenues in the range of $54 million to $56 million and a net loss of $12 million to $17 million.

This financial guidance is based on information available to management as of August 30, 2006. TiVo expressly disclaims any duty to update this guidance.

Conference Call, Slide Presentation and Webcast

TiVo will host a conference call and webcast to discuss the fiscal second quarter 2007 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 30, 2006. To listen to the discussion and view the accompanying slides, please visit www.tivo.com/ir and click on the link provided for the webcast or dial (913) 981-5522 no password required. The webcast will be archived and available through September 7, 2006 at www.tivo.com/ir or by calling 719-457-0820 and entering the conference ID number 5763684. The accompanying slides are also available as an exhibit to TiVo’s Current Report on Form 8-K, Item 2.02, filed August 30, 2006.

Recent Highlights

Product Differentiation

TiVo Announces TiVoCast, Bringing Broadband Video Content to the TV

TiVoCast™ is a revolutionary service which delivers broadband video directly to the television sets of TiVo subscribers. The TiVoCast service turns Web video into television by bringing top broadband content, now only available on the PC, to the TV set. The TiVoCast service provides niche networks and broadband content suppliers, for which the economics of television distribution might not make sense, a way to connect with audiences in the living room via their favorite medium for watching video, TV and TiVo. Video content providers include the National Basketball Association (NBA) and Women’s National Basketball Association (WNBA), The New York Times, Heavy, iVillage and CNET, among others.

TiVo Launches TiVo KidZone, a Revolutionary New Service Enhancement to Help Parents Provide Appropriate Programming for Children

This announcement marked the availability of TiVo KidZone, a revolutionary new service enhancement that for the first time gives parents the ability to ensure that quality children’s programming is always on when their children turn on their television sets. By partnering with family media review organizations, TiVo’s KidZone’s recommendations are easily and safely applied to deliver the best children’s television programming.

Announced in March 2006, TiVo KidZone allows subscribers to:

•	Choose from entire menus of shows recommended by a variety of leading non-profit organizations focused on children and media including Common Sense Media, Parents’ Choice Foundation and the Parents Television Council, and set automatic recordings based on those recommended menus – from their homes or using the Internet.

•	Easily add or subtract specific programs or channels to further customize what is available for children.

•	Lock out all other live or recorded programming or channels that are not specified for TiVo KidZone from access by children, while making all channels and recordings available when a parent wants to watch television (after entering a four digit code).

TiVo KidZone is included as part of the standard TiVo service fee, and is available at consumer electronics retailers and online.

Distribution

TiVo and Cox Communications Sign Deployment Agreement

TiVo and Cox Communications, the nation’s fourth-largest cable television company, entered into an agreement to make TiVo’s leading DVR and interactive advertising service available to select Cox subscribers. Under the terms of the agreement, TiVo will customize its cable software for deployment on compatible Cox DVR set-top-boxes. TiVo’s downloadable software will allow Cox to deliver the TiVo service in Cox subscriber homes without replacing existing DVR boxes, and without an install appointment. In this way, current Cox DVR customers who wish to enjoy the award-winning TiVo service can quickly and easily add the benefits of TiVo to their DVR subscription.

TiVo Signs an Agreement With RadioShack to Offer New TiVo Series2 Dual Tuner DVR in More Than 3,000 Stores Nationwide

TiVo will be providing the new TiVo Series2 Dual-Tuner DVR and TiVo Wireless G Adapter to more than 3,000 RadioShack stores nationwide and online at www.RadioShack.com. The agreement between RadioShack and TiVo substantially increases the number of conveniently located neighborhood store-fronts offering standalone TiVo DVRs.

With its emphasis on helping parents protect children, RadioShack is in a great position to expose customers to our new family-friendly feature, TiVo KidZone, the only real solution for parents to select and manage television viewing in their homes.

Advertising

TiVo Launches Audience Research and Measurement (ARM) Division

The TiVo Audience Research and Measurement (ARM) Division offers advertisers and advertising agencies, for the first time, second-by-second data and analysis on DVR viewing of advertising content. TiVo’s Commercial Viewership Reports provide advertisers an unrivaled, comprehensive and detailed look at how commercial content is viewed and consumed. The data is presented in a way that advertisers and advertising agencies can compare and contrast it with broader audience measurements from other sources.

TiVo Signs Comprehensive Advertising and Research Agreement with Omnicom Media Group

TiVo announced its second agency-wide partnership agreement, expanding TiVo’s relationship with existing clients of Omnicom Media Group’s OMD and PHD business units. OMD and PHD, as part of the agreement, have committed to purchase TiVo’s market-leading, second-by-second advertising and audience measurement research. Moving forward, Omnicom Media Group and TiVo will also partner to develop an exclusive engagement study that incorporates TiVo’s DVR behavioral data.

TiVo Interactive Tags Increase BMW’s Visibility On Speed’s Test Drive

BMW is the first advertiser to use TiVo’s exclusive interactive advertising features in a television program, embedding interactive tags in promotional spots leading up to and in the premiere of Test Drive, driving sales leads and increasing the response rate over traditional direct mail campaigns.

TiVo Features Sprite’s “subLYMONal” Advertising Campaign

The TiVo/Sprite partnership featured a cutting-edge interactive advertisement on a TiVo Showcase, which ran for two weeks. Viewers followed a link to a Showcase where they viewed Sprite ads and then, using TiVo’s Trick Play features, found out how to use Sprite “subLYMONal Codes.” TiVo also displayed “interactive tags” in Sprite’s advertising as it appeared on TiVo DVRs, allowing viewers to pause television and click-through to Sprite’s TiVo Showcase to view more Sprite content, without missing a second of the TV show they were watching.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its full set of DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches, has elevated its popularity among consumers and has created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The Company is based in Alviso, California.

TiVo, Guru Guide, Season Pass, WishList, Series2, TiVoToGo, ‘TiVo, TV your way.’ and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. worldwide. © 2006 TiVo Inc. All rights reserved.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, financial statements, future product strategy, and the impact of the EchoStar litigation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, the Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
		Adjusted		Adjusted
Service revenues	$49,430	$40,249	$96,381	$78,593
Technology revenues	3,450	425	11,608	2,101

Service and Technology revenues	52,880	40,674	107,989	80,694

Hardware revenues	16,235	4,649	25,688	15,175
Rebates, revenue share, and other payments to channel	(9,948)	(5,988)	(17,998)	(9,626)

Net revenues	59,167	39,335	115,679	86,243

Cost of service revenues (1)	9,628	6,859	20,063	15,498
Cost of technology revenues (1)	3,001	599	10,367	826
Cost of hardware revenues	21,607	7,697	36,753	23,339

Gross margin	24,931	24,180	48,496	46,580

Research and development (1)	12,891	9,778	25,752	20,682
Sales and marketing (1)	8,344	7,574	15,733	14,404
General and administrative (1)	11,091	8,409	26,150	14,547

Loss from operations	(7,395)	(1,581)	(19,139)	(3,053)

Interest and other income (expense), net	959	732	2,018	1,355
Provision for taxes	(12)	(43)	(31)	(51)

Net loss attributable to common stockholders	$(6,448)	$(892)	$(17,152)	$(1,749)

Net loss per common share - basic and diluted	$(0.07)	$(0.01)	$(0.20)	$(0.02)

Weighted average common shares used to calculate basic and diluted net loss per share	85,978	83,506	85,556	82,943

___________ (1) Includes stock-based compensation as follows (FY 2007 increases are due primarily to the adoption of FAS 123(R))
Cost of service revenues	$130	$—	$224	$—
Cost of technology revenues	243	—	446	—
Research and development	1,450	39	2,569	(125)
Sales and marketing	450	(146)	790	(40)
General and administrative	1,289	48	2,621	48

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	July 31, 2006	Adjusted January 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents, and short-term investments	$75,118	$104,213
Accounts receivable	18,288	20,111
Finished goods inventories	18,457	10,939
Prepaid expenses and other, current	3,683	8,744

Total current assets	115,546	144,007
LONG-TERM ASSETS
Property and equipment, net	9,911	9,448
Capitalized software and intangible assets, net	6,107	5,206
Prepaid expenses and other, long-term	243	347

Total long-term assets	16,261	15,001

Total assets	$131,807	$159,008

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$25,303	$24,050
Accrued liabilities	23,846	37,449
Deferred revenue, current	56,063	57,902

Total current liabilities	105,212	119,401
LONG-TERM LIABILITIES
Deferred revenue, long-term	56,768	67,575
Deferred rent and other	1,931	1,404

Total long-term liabilities	58,699	68,979

Total liabilities	163,911	188,380
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.001:
Authorized shares are 10,000,000 Issued and outstanding shares - none
Common stock, par value $0.001:	—	—
Authorized shares are 150,000,000 Issued and outstanding shares are 87,040,041 and 85,376,191, respectively	87	85
Additional paid-in capital	679,052	667,055
Deferred compensation	—	(2,421)
Accumulated deficit	(711,243)	(694,091)

Total stockholders’ deficit	(32,104)	(29,372)

Total liabilities and stockholders’ deficit	$131,807	$159,008

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended July 31,
	2006	2005
		Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(17,152)	$(1,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	3,598	2,982
Recognition of stock-based compensation expense/(benefit)	6,650	(117)
Changes in assets and liabilities:
Accounts receivable, net	1,823	17,195
Finished goods inventories	(7,518)	(8,373)
Prepaid expenses and other	5,165	977
Accounts payable	1,253	(7,626)
Accrued liabilities	(13,371)	(12,975)
Deferred revenue	(12,646)	3,323
Deferred rent and other long-term liabilities	527	(214)

Net cash used in operating activities	$(31,671)	$(6,577)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(35)	(5,375)
Sales of short-term investments	4,350	9,825
Acquisition of property and equipment	(3,462)	(2,568)
Acquisition of capitalized software and intangibles	(1,500)	(3,915)

Net cash used in investing activities	$(647)	$(2,033)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under bank line of credit	—	8,000
Payments to bank line of credit	—	(4,500)
Proceeds from issuance of common stock related to employee stock purchase plan	1,290	1,175
Proceeds from issuance of common stock related to exercise of common stock options	6,248	5,863

Net cash provided by financing activities	$7,538	$10,538

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(24,780)	$1,928

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended July 31,
(Subscriptions in thousands)	2006	2005
TiVo-Owned Subscription Gross Additions	74	77

Subscription Net Additions:
TiVo-Owned	30	40
DIRECTV	(29)	214

Total Subscription Net Additions	1	254

Cumulative Subscriptions:
TiVo-Owned	1,572	1,253
DIRECTV	2,846	2,321

Total Cumulative Subscriptions	4,418	3,574
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	53%	51%

Included in the 4,418,000 subscriptions are approximately 129,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
	2006	2005
	(In thousands)
TiVo-Owned Churn Rate

Average TiVo-Owned subscriptions (for the quarter)	1,547	1,233

TiVo-Owned subscription cancellations (for the quarter)	(44)	(37)

TiVo-Owned Churn Rate per month	-0.9%	-1.0%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2006	2005	2006	2005
Adjusted	(In thousands, except SAC)		(In thousands, except SAC)
Subscription Acquisition Costs

Sales and marketing expenses	$8,344	$7,574	$36,376	$40,145
Rebates, revenue share, and other payments to channel	9,948	5,988	55,399	52,758
Hardware revenues	(16,235)	(4,649)	(82,606)	(93,521)
Cost of hardware revenues	21,607	7,697	100,231	104,092

Total Acquisition Costs	23,664	16,610	109,400	103,474

TiVo-Owned Subscription Gross Additions	74	77	478	576

Subscription Acquisition Costs (SAC)	$320	$216	$229	$180

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
	2006	2005
	(In thousands, except ARPU)
TiVo-Owned Average Revenue per Subscription

Service and Technology revenues	$52,880	$40,674
Less: Technology revenues	(3,450)	(425)

Total Service revenues	49,430	40,249
Less: DIRECTV-related service revenues	(8,201)	(7,485)

TiVo-Owned-related service revenues	41,229	32,764
Average TiVo-Owned revenues per month	13,743	10,921
Average TiVo-Owned per month subscriptions	1,547	1,233

TiVo-Owned ARPU per month	$8.88	$8.86

	Three Months Ended July 31,
	2006	2005
	(In thousands, except ARPU)
DIRECTV Average Revenue per Subscription

Service and Technology revenues	$52,880	$40,674
Less: Technology revenues	(3,450)	(425)

Total Service revenues	49,430	40,249
Less: TiVo-Owned-related service revenues	(41,229)	(32,764)

DIRECTV-related service revenues	8,201	7,485
Average DIRECTV revenues per month	2,734	2,495
Average DIRECTV per month subscriptions	2,858	2,200

DIRECTV ARPU per month	$0.96	$1.13

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. Additionally, under the accounting policy for our bundled sales program, revenues associated with these bundled sales transactions, which were previously recognized as hardware revenues, are now being recognized in service revenues, which we believe will over time increase our ARPU as currently presented. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation and reconciles ARPU for TiVo-Owned subscriptions to our reported service and technology revenues.

For fiscal 2007, pursuant to the recently amended DIRECTV agreement, TiVo defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Otherwise the recurring subscriptions fees in this agreement are similar to the fees for the DIRECTV receivers with TiVo service activated since 2002.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period. The above table shows this calculation and reconciles ARPU for DIRECTV subscriptions to service and technology revenues.